EXHIBIT 99.1

Press Contact: David Rainey Debt Resolve, Inc. drainey@debtresolve.com (914) 949-5500 x238

Press Release

Press Release

Debt Resolve, Inc. Announces Third Quarter 2010 Results

Revenue up 64% for nine months 2010 versus 2009’s base year

Current liabilities reduced by 69% from June 2009

Tarrytown, New York (November 22, 2010) – Debt Resolve, Inc. (OTCBB: DRSV) (the "Company") announced its Third Quarter 2010 results of operations.

Third Quarter 2010

On November 22, 2010, Debt Resolve filed its form 10-Q with its results for the three and nine months ended September 30, 2010.

For the nine months ended September 30, 2010, revenue was $92,779, up 64% from $56,517 for the nine months ended September 30, 2009.  The Company is using 2009 as its base year for revenue and balance sheet comparisons.  The higher revenue resulted from beginning the implementation of a large bank client and the launch of DR Collect™ for the agency market.

Since the start of the Company’s restructuring on July 1, 2009, current balance sheet liabilities have been reduced from $9,220,719 as of June 30, 2009 to $3,197,375 as of September 30, 2010, a 65% reduction in these liabilities over the 15 month period.  Subsequent to September 30, the Company has removed another $325,000 of these liabilities from the balance sheet, resulting in a total reduction of $6,348,344, or 69%.  These improvements leave a pro-forma balance of $2,872,375 of current liabilities, excluding current period transactions other than the settlements.  The remaining balance of these old liabilities will be discharged in the future by continuing to negotiate settlements at substantial discounts, by conversions to stock or by payments made over 1-2 years at low payment rates.  Agreements are already in place for some of these items.

For the nine months ended September 30, 2010, the Company reported a profit of $359,644 as a result of the elimination of the derivative liability item previously on the balance sheet.  Derivative liability was cleared by the discharge of two notes from 2008.

Mr. Rainey, President and CFO stated, “In 2010, we have now largely completed our balance sheet restructuring, launched our new solution DR Collect and laid the foundation to grow revenue quickly by restructuring our sales and marketing effort, as well.  We now have two clients on DR Collect within 30 days of its launch.  All of the objectives laid out in our September 2009 press release have been accomplished.  We are working with our sales staff and business partners to drive significant revenue growth over the next 3-6 months.”

The Debt Resolve patented double-blind bidding technology provides the Company with the exclusive right to negotiate online debt settlements.  Company clients invite their customers to settle outstanding accounts by making real time offers from their computer or PDA 24 hours a day, 7 days a week, in any language and any currency in the world.  Debt Resolve provides to its clients a low-cost, functionally simple collection option while simultaneously eliminating the substantial legal exposure that exists with live debt collectors.  Consumers have the opportunity to resolve their outstanding accounts with dignity on their own terms, delivering valuable customer satisfaction and loyalty to Company clients.

About Debt Resolve, Inc.

Debt Resolve provides lenders, collection agencies, collection law firms, debt buyers and hospitals with a patent-protected online bidding system for the resolution and settlement of consumer debt as well as a collections and skip tracing solution that is effective at every stage of collection and recovery.  The company is publicly held and trades on the OTC Bulletin Board under the symbol DRSV.  Debt Resolve is headquartered in Tarrytown, New York. For more information, visit http://www.b2i.us/irpass.asp?BzID=1976&to=ea&s=0.

Forward Looking Statements

Certain statements in this press release and elsewhere by management of the Company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of the Company’s operations. Debt Resolve undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised to consult any further disclosures made on related subjects in the Company’s reports filed with the SEC. For more information, visit http://www.b2i.us/irpass.asp?BzID=1976&to=ea&s=0.